UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 28, 2008

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02.  Results of Operations and Financial Condition

On January 28, 2008, registrant issued a press release entitled “Halliburton Announces Full Year and Fourth Quarter Earnings.”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FULL YEAR AND FOURTH QUARTER EARNINGS
$2.66 2007 earnings per diluted share from continuing operations and
$0.74 fourth quarter 2007 earnings per diluted share from continuing operations

HOUSTON, Texas– Halliburton (NYSE:HAL) announced today that revenue was $15.3 billion for the full year 2007, an increase of 18% from the full year 2006, and operating income was $3.5 billion, an increase of 8% from the full year 2006.  Income from continuing operations for the full year 2007 was $2.5 billion, or $2.66 per diluted share, compared to 2006 income from continuing operations of $2.2 billion, or $2.07 per diluted share. 2007 earnings per share were positively impacted by improved operating performance, a lower share count, and the favorable income tax impact from the ability to recognize United States foreign tax credits that were previously assumed not to be fully utilizable.  Net income in 2007 was $3.5 billion, or $3.68 per diluted share, compared to 2006 net income of $2.3 billion, or $2.23 per diluted share.  Income from discontinued operations in 2007 included a net gain of $933 million recorded for the separation of KBR, Inc.

Halliburton’s consolidated revenue in the fourth quarter of 2007 was $4.2 billion, up 19% from the fourth quarter of 2006.  This increase was attributable to increased worldwide activity, particularly in the Eastern Hemisphere.

Income from continuing operations in the fourth quarter of 2007 was $674 million, or $0.74 per diluted share, compared to $627 million, or $0.61 per diluted share, in the fourth quarter of 2006.  The fourth quarter 2007 results were unfavorably impacted by a $22 million after-tax charge related to the impairment of an oil and gas property in Bangladesh, where the company has had an interest in a producing property since 1996, and $8 million of after-tax expenses associated with executive separation costs.  The quarter was also favorably impacted by a lower tax rate as increased international profits allowed the company to recognize additional foreign tax credits.  Net income for the fourth quarter of 2007 was $690 million, or $0.75 per diluted share.  This compares to net income of $658 million, or $0.64 per diluted share, in the fourth quarter of 2006.

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Halliburton/Page 2

Consolidated operating income was $907 million in the fourth quarter of 2007 compared to $923 million in the fourth quarter of 2006.  Fourth quarter of 2007 operating income included a $34 million impairment charge for the Bangladesh oil and gas property and $12 million for executive separation costs.  Operating income in the fourth quarter of 2006 included a $48 million gain on the sale of lift boats in West Africa and the North Sea and a $38 million gain related to insurance proceeds for business interruptions resulting from the 2005 Gulf of Mexico hurricanes.

“I am very pleased with our performance in 2007,” said Dave Lesar, chairman, president, and chief executive officer. “We are particularly pleased by our growth in the Eastern Hemisphere, where revenue increased 27% year-over-year, and operating income increased 26% year-over-year.

“Our revenue in the fourth quarter grew 6% sequentially, marked by strong activity in both hemispheres.  Our Eastern Hemisphere business grew an impressive 12% sequentially from the third quarter.  Eastern Hemisphere operating income was down 3% sequentially, impacted by the impairment charge for the Bangladesh oil and gas property, mobilization costs for new contracts in Africa, and an unfavorable product sales mix.  These items resulted in lower fourth quarter operating margins but do not affect our overall outlook for the hemisphere. Fourth quarter Eastern Hemisphere operating margins were nearly 23%, excluding the impact of the oil and gas impairment charge.  Looking forward, we are confident that our strategies and the supporting investments we are making in our drilling, evaluation, and completions product lines will drive Halliburton’s continued international growth.

“Sequentially, Western Hemisphere revenue and operating income grew 2% and 3% respectively, driven by activity increases in Canada, the Gulf of Mexico, and Latin America.  Our United States land fracturing business experienced the expected seasonal slowdown and continued pricing pressures.  Pricing declines in fracturing were in the low- to mid-single digits in the fourth quarter, in line with what we anticipated.  We have largely offset the seasonal slowdown and price declines by the growth in revenue and operating income of our other service offerings, with our directional drilling and drill bits businesses registering strong performance.

“In the fourth quarter, we successfully rolled over a significant portion of our fracturing contracts.  We maintained our strong position in the United States and picked up market share in some locations.  Based on the prices in these contracts, we anticipate that we will see an average price decline in our fracturing business in the mid- to upper-single digits during the first quarter of 2008.  We will be partially offsetting this impact by growth in our other service lines, resulting in a more balanced portfolio, and by capitalizing on the trend towards unconventional plays and horizontal drilling.  We expect to see prices stabilize during the latter half of the year, as equipment additions decelerate, and our customers try to meet their drilling plans.

“Our international growth is providing the strength to offset the challenging North American market, with over 55% of our fourth quarter revenue coming from outside of North America.”

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Halliburton/Page 3

2007 Fourth Quarter Results

Completion and Production (C&P) operating income in the fourth quarter of 2007 was $571 million, a decrease of $26 million or 4% from the fourth quarter of 2006, which was impacted by a $48 million gain on the sale of lift boats in West Africa and the North Sea in 2006.   This gain unfavorably impacted yearly comparisons for C&P in the Europe/Africa/CIS region.  A decline in North Sea activity for completion tools also impacted the region.  Middle East/Asia C&P operating income increased 78%, with increased project activity across all product lines in the region.  North America C&P operating income decreased 9%, primarily due to a $17 million gain related to hurricane insurance proceeds in the fourth quarter of 2006.  Additionally, North America was impacted by cost escalation and reduced production enhancement pricing in the United States.  Latin America C&P operating income increased 30%, primarily due to increased cementing activity in Mexico and Brazil.

Drilling and Evaluation (D&E) operating income in the fourth quarter of 2007 was $403 million, an increase of $18 million or 5% over the prior year fourth quarter.  Europe/Africa/CIS D&E operating income increased 52%, benefiting from increased Sperry Drilling Services and wireline activity in the North Sea and North Africa.  Middle East/Asia D&E operating income decreased 11% over the prior year fourth quarter due to the $34 million Bangladesh impairment charge.  Partially offsetting the charge was improved demand for wireline services in the Middle East and Sperry Drilling Services sales in Asia.  North America D&E operating income decreased 3%, negatively impacted by the $21 million gain related to hurricane insurance proceeds in the fourth quarter of 2006 and lower drilling activity in Canada.  This was partially offset by an increase in horizontal drilling activity in the United States. Latin America D&E operating income decreased 14% on lower activity in Venezuela.

During the fourth quarter of 2007, under the company’s share repurchase program, Halliburton purchased approximately 2 million shares at an average price of $36.26 for a total cost of approximately $67 million.  Since the inception of the program, Halliburton has purchased 79 million shares for a total cost of approximately $2.7 billion.  Approximately $2.3 billion remains available under the program.

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Halliburton/Page 4

Technology and Significant Achievements

•
Halliburton secured a three-year, $683 million contract from PEMEX to manage the drilling and completion of 58 land wells in the southern region of Mexico. The contract with PEMEX spans a variety of well conditions including depressurized and high-pressure/high-temperature formations, combined with complex geologies and tremendous depths – ranging from 3,500 to 6,500 meters. In response to these challenges, Halliburton’s Project Management group will provide PEMEX with on-site personnel representing the full range of Halliburton products and services. These will include wellbore-cementing tools, stimulation equipment and wireline technology, as well as drilling fluids, drill bits, directional drilling services, and completion tools.

•
Halliburton closed the previously announced acquisition of the entire share capital of OOO Burservice.  Founded in 2004, Burservice is a leading provider of directional drilling services in Russia. The company is headquartered in Usinsk, Republic of Komi, and has approximately 100 employees.

•
Halliburton inaugurated its first globally-focused technology center outside North America and Europe. The 60,000 square foot facility, approximately 100 miles southwest of Mumbai, India is designed to facilitate global research and development across Halliburton’s C&P and D&E segments.  The Pune facility complements the company’s existing globally focused research and development centers in Houston; Duncan, Oklahoma; and Carrollton, Texas. Working with fellow research and scientific colleagues, personnel in Pune collaborate through analytical study and hands-on applications in state-of-the-art laboratories to further advance Halliburton’s global expertise, particularly in the areas of production enhancement, completion tools, drilling fluids, and the company’s founding business of cementing.  Currently, Halliburton plans to open a second Eastern Hemisphere-based technology center in Singapore in 2008.

•
Rosneft-YNG awarded Halliburton’s C&P segment a multimillion-dollar contract for the provision of hydraulic fracturing services for 317 oil wells in Russia’s Priobskoye Field in 2008. Located in Western Siberia on the banks of the Ob River, the field comprises 3,384 square miles.

A reconciliation of as reported results to adjusted results for the non-GAAP disclosure is in the Reconciliation table of this press release.

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Halliburton/Page 5

Founded in 1919, Halliburton is one of the world’s largest providers of products and services to the energy industry.  With nearly 50,000 employees in approximately 70 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s World Wide Web site at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity; potential adverse proceedings by such agencies; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to radioactive sources, explosives, and chemicals; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; unsettled political conditions, war, and the effects of terrorism, foreign operations, and foreign exchange rates and controls; weather-related issues including the effects of hurricanes and tropical storms; changes in capital spending by customers; changes in the demand for or price of oil and/or natural gas; impairment of oil and gas properties; structural changes in the oil and natural gas industry; increased competition for employees; availability of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2006, Form 10-Q for the period ended September 30, 2007, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect the business, results of operations, and financial condition.  Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	December 31			September 30
	2007		2006	2007
Revenue:
Completion and Production	$2,289		$1,942	$2,187
Drilling and Evaluation	1,890		1,567	1,741
Total revenue	$4,179		$3,509	$3,928
Operating income (loss):
Completion and Production	$571		$597	$596
Drilling and Evaluation	403		385	372
Corporate and Other	(67)		(59)	(58)
Total operating income	907		923	910
Interest expense	(36)		(41)	(39)
Interest income	24		35	26
Other, net	(2)		(8)	(1)
Income from continuing operations before income taxes and minority interest	893		909	896
Provision for income taxes	(212	)(a)	(278)	(152	)(a)
Minority interest in net income of subsidiaries	(7)		(4)	(18)
Income from continuing operations	674		627	726
Income from discontinued operations, net	16		31	1
Net income	$690		$658	$727
Basic income per share:
Income from continuing operations	$0.77		$0.63	$0.83
Income from discontinued operations, net	0.02		0.03	–
Net income	$0.79		$0.66	$0.83
Diluted income per share:
Income from continuing operations	$0.74		$0.61	$0.79
Income from discontinued operations, net	0.01		0.03	–
Net income	$0.75		$0.64	$0.79
Basic weighted average common shares outstanding	875		996	880
Diluted weighted average common shares outstanding	916		1,030	917

(a)
Provision for income taxes included a $55 million, or $0.06 per diluted share, favorable income tax impact in the fourth quarter of 2007 and a $133 million, or $0.15 per diluted share, favorable income tax impact in the third quarter of 2007 from the ability to recognize the benefit of foreign tax credits previously thought not to be fully utilizable.

See Footnote Table 1 for a list of significant items included in operating income.

All periods presented reflect the reclassification of KBR, Inc. to discontinued operations, the change in reportable segments due to an organizational restructuring, and the reclassification of certain amounts between the segments and Corporate and Other.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Year Ended December 31
	2007		2006
Revenue:
Completion and Production	$8,386		$7,221
Drilling and Evaluation	6,878		5,734
Total revenue	$15,264		$12,955
Operating income (loss):
Completion and Production	$2,199		$2,140
Drilling and Evaluation	1,485		1,328
Corporate and Other	(186)		(223)
Total operating income	3,498		3,245
Interest expense	(154)		(165)
Interest income	124		129
Other, net	(8)		(10)
Income from continuing operations before income taxes and minority interest	3,460		3,199
Provision for income taxes	(907	) (a)	(1,003)
Minority interest in net income of subsidiaries	(29)		(19)
Income from continuing operations	2,524		2,177
Income from discontinued operations, net	975	(b)	171
Net income	$3,499		$2,348
Basic income per share:
Income from continuing operations	$2.76		$2.15
Income from discontinued operations, net	1.07		0.16
Net income	$3.83		$2.31
Diluted income per share:
Income from continuing operations	$2.66		$2.07
Income from discontinued operations, net	1.02		0.16
Net income	$3.68		$2.23
Basic weighted average common shares outstanding	913		1,014
Diluted weighted average common shares outstanding	950		1,054

(a)
Provision for income taxes in 2007 included a $188 million, or $0.20 per diluted share, favorable income tax impact from the ability to recognize the benefit of foreign tax credits previously thought not to be fully utilizable.

(b)	Income from discontinued operations, net, in the second quarter of 2007 included a $933 million net gain on the separation of KBR, Inc.

See Footnote Table 1 for a list of significant items included in operating income.

All periods presented reflect the reclassification of KBR, Inc. to discontinued operations, the change in reportable segments due to an organizational restructuring, and the reclassification of certain amounts between the segments and Corporate and Other.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	December 31,
	2007	2006
Assets
Current assets:
Cash and marketable investments	$2,235	$2,938
Receivables, net	3,093	2,629
Inventories, net	1,459	1,235
Current assets of discontinued operations	–	3,898
Other current assets	786	490
Total current assets	7,573	11,190

Property, plant, and equipment, net	3,630	2,557
Noncurrent assets of discontinued operations	–	1,497
Other assets	1,932	1,616
Total assets	$13,135	$16,860

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$768	$655
Current maturities of long-term debt	159	26
Current liabilities of discontinued operations	–	2,831
Other current liabilities	1,484	1,222
Total current liabilities	2,411	4,734

Long-term debt	2,627	2,783
Noncurrent liabilities of discontinued operations	–	981
Other liabilities	1,137	917
Total liabilities	6,175	9,415
Minority interest in consolidated subsidiaries	94	69
Shareholders’ equity	6,866	7,376
Total liabilities and shareholders’ equity	$13,135	$16,860

All periods presented reflect the reclassification of KBR, Inc. to discontinued operations.

HALLIBURTON COMPANY
Selected Cash Flow Information
(Millions of dollars)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
Capital expenditures	$519	$265	$1,583	$834

Depreciation, depletion, and amortization	$166	$124	$583	$480

All periods presented reflect the reclassification of KBR, Inc. to discontinued operations.

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
Revenue by geographic region:	2007	2006	2007
Completion and Production:
North America	$1,206	$1,104	$1,227
Latin America	205	159	193
Europe/Africa/CIS	508	427	439
Middle East/Asia	370	252	328
Total	2,289	1,942	2,187
Drilling and Evaluation:
North America	662	562	620
Latin America	285	259	263
Europe/Africa/CIS	551	411	493
Middle East/Asia	392	335	365
Total	1,890	1,567	1,741
Total revenue by region:
North America	1,868	1,666	1,847
Latin America	490	418	456
Europe/Africa/CIS	1,059	838	932
Middle East/Asia	762	587	693

Operating income by geographic region:
Completion and Production:
North America	$335	$368	$387
Latin America	48	37	34
Europe/Africa/CIS	90	137	92
Middle East/Asia	98	55	83
Total	571	597	596
Drilling and Evaluation:
North America	162	167	110
Latin America	50	58	48
Europe/Africa/CIS	117	77	115
Middle East/Asia	74	83	99
Total	403	385	372
Total operating income by region (excluding
Corporate and Other):
North America	497	535	497
Latin America	98	95	82
Europe/Africa/CIS	207	214	207
Middle East/Asia	172	138	182

See Footnote Table 1 and Footnote Table 2 for a list of significant items included in operating income.

All periods presented reflect the reclassification of certain amounts between the segments/regions and Corporate and Other.  Also, the results for Sakhalin have been reclassified from Middle East/Asia to Europe/Africa/CIS.

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Year Ended December 31
Revenue by geographic region:	2007	2006
Completion and Production:
North America	$4,655	$4,275
Latin America	756	583
Europe/Africa/CIS	1,767	1,436
Middle East/Asia	1,208	927
Total	8,386	7,221
Drilling and Evaluation:
North America	2,478	2,183
Latin America	1,042	931
Europe/Africa/CIS	1,933	1,424
Middle East/Asia	1,425	1,196
Total	6,878	5,734
Total revenue by region:
North America	7,133	6,458
Latin America	1,798	1,514
Europe/Africa/CIS	3,700	2,860
Middle East/Asia	2,633	2,123

Operating income by geographic region:
Completion and Production:
North America	$1,404	$1,476
Latin America	170	130
Europe/Africa/CIS	330	324
Middle East/Asia	295	210
Total	2,199	2,140
Drilling and Evaluation:
North America	552	595
Latin America	179	170
Europe/Africa/CIS	414	263
Middle East/Asia	340	300
Total	1,485	1,328
Total operating income by region (excluding
Corporate and Other):
North America	1,956	2,071
Latin America	349	300
Europe/Africa/CIS	744	587
Middle East/Asia	635	510

See Footnote Table 1 and Footnote Table 2 for a list of significant items included in operating income.

All periods presented reflect the reclassification of certain amounts between the segments/regions and Corporate and Other.  Also, the results for Sakhalin have been reclassified from Middle East/Asia to Europe/Africa/CIS.

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FOOTNOTE TABLE 1
HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31, 2007		December 31, 2006		September 30, 2007
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
Completion and Production:
Gain on sale of lift boats	$–	$–	$48	$0.03	$–	$–
Drilling and Evaluation:
Charges for environmental matters	–	–	–	–	(24)	(0.02)
Impairment of oil and gas property	(34)	(0.02)	–	–	–	–
Corporate and Other:
Charges for environmental matters	–	–	–	–	(8)	–

	Year Ended		Year Ended
	December 31, 2007		December 31, 2006
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share

Completion and Production:
Gain on sale of lift boats	$–	$–	$48	$0.03
Drilling and Evaluation:
Charges for environmental matters	(24)	(0.02)	–	–
Impairment of oil and gas property	(34)	(0.02)	–	–
Corporate and Other:
Charges for environmental matters	(8)	–	–	–
Gain on sale of Dresser, Ltd. investment	49	0.03	–	–

FOOTNOTE TABLE 2
HALLIBURTON COMPANY
Items Included in Operating Income by Geographic Region
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31, 2007		December 31, 2006		September 30, 2007
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
North America:
Charges for environmental matters	$–	$–	$–	$–	$(24)	$(0.02)
Europe/Africa/CIS:
Gain on sale of lift boats	–	–	48	0.03	–	–
Middle East/Asia:
Impairment of oil and gas property	(34)	(0.02)	–	–	–	–
Corporate and Other:
Charges for environmental matters	–	–	–	–	(8)	–

	Year Ended		Year Ended
	December 31, 2007		December 31, 2006
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	Per Share
North America:
Charges for environmental matters	$(24)	$(0.02)	$–	$–
Europe/Africa/CIS
Gain on sale of lift boats	–	–	48	0.03
Middle East/Asia:
Impairment of oil and gas property	(34)	(0.02)	–	–
Corporate and Other:
Charges for environmental matters	(8)	–	–	–
Gain on sale of Dresser, Ltd. investment	49	0.03	–	–

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HALLIBURTON COMPANY
Reconciliation of As Reported Results to Adjusted Results
(Millions of dollars)
(Unaudited)

Eastern
Three Months Ended December 31, 2007	Hemisphere
Revenue	$1,821
As reported operating income	$379
Effect of impairment of oil and gas property (a)	34
Adjusted operating income	$413

As reported operating margin (b)	20.8%
Adjusted operating margin (b)	22.7%

(a)
Management believes it is important to point out to investors that included in operating income is an impairment charge related to an oil and gas property, because investors have indicated to management their desire to understand the current drivers and future trends. The adjustment removes the effect of the impairment of the oil and gas property.

(b)	As reported operating margin is calculated as: “As reported operating income” divided by “Revenue.” Adjusted operating margin is calculated as: “Adjusted operating income” divided by “Revenue.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: January 29, 2008	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary